Exhibit 6.6

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of January 15, 2022, is entered into between Daniel Larkin (“Seller”), and MedicaMetrix, Inc., a Delaware corporation (“Buyer”). Capitalized terms used in this Agreement have the meanings given to such terms herein.

RECITALS

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, all of the assets set forth on Exhibit A attached hereto (the “Assets”);

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
Purchase and Sale

Section 1.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, convey, assign, transfer, and deliver to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title, and interest in, to, and under all of the Assets

Section 1.02 Purchase Price. The aggregate purchase price for the Purchased Assets shall be $1,000, the prepaid amounts related to patents and commercialization of the SureSet device (“Prepaid Amounts”) (which Seller hereby acknowledges Buyer has incurred and fully paid prior to the execution of this Agreement), and the stock option grant of 30,000 shares, dated December 6, 2020, granted to Seller under the Company’s 2020 Equity Incentive Plan (the “Purchase Price”), and the delivery of the Development and Payment Agreement (defined in Section 2.02(b)(i)).

Section 1.03 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any provision of tax law. All such withheld amounts shall be treated as delivered to Seller hereunder.

ARTICLE II
Closing

Section 2.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts) simultaneously with the execution of this Agreement, or at such other time or place or in such other manner as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is herein referred to as the “Closing Date.”

Section 2.02 Closing Deliverables.

(a) At the Closing, Seller shall deliver to Buyer the following:

(i) an assignment and assumption agreement substantially in the form of Exhibit B attached hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets;

(ii) a Consulting Agreement between the Seller and the Buyer, substantially in the form of Exhibit C attached hereto (the “Consulting Agreement,” collectively, with this Agreement, the Assignment and Assumption Agreement, the Development and Payment Agreement and any related documents, the “Transaction Documents”); and

(iii) such other customary instruments of transfer or assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to the transactions contemplated by this Agreement.

(b) At the Closing, Buyer shall deliver to Seller the following:

(i) an agreement regarding Buyer’s ongoing development and payment obligations regarding the Assets (the “Development and Payment Agreement”) in the form of Exhibit D;

(ii) the Prepaid Amounts; and

(iii) the Consulting Agreement.

ARTICLE III
Representations and warranties of seller

Seller represents and warrants to Buyer that the statements contained in this ARTICLE III are true and correct as of the date hereof.

Section 3.01 Authority of Seller. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Seller enforceable against Seller in accordance with their respective terms.

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Section 3.02 No Conflicts or Consents. The execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, other requirement, or rule of law of any governmental authority (collectively, “Law”) or any order, writ, judgment, injunction, decree, stipulation, determination, penalty, or award entered by or with any governmental authority (“Governmental Order”) applicable to Seller, or the Assets; (b) require the consent, notice, declaration, or filing with or other action by any individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association, or other entity (“Person”) or require any permit, license, or Governmental Order; (c) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any contract to which Seller is a party or by which Seller is bound or to which any of the Assets are subject; or (e) result in the creation or imposition of any charge, claim, pledge, equitable interest, lien, security interest, restriction of any kind, or other encumbrance (“Encumbrance”) on the Assets.

Section 3.03 Title to Purchased Assets. Seller has good and valid title to all of the Assets, free and clear of Encumbrances. Each of the Assets is valid, subsisting and enforceable. With respect to the Asset that is a patent: (i) all necessary registration, maintenance and renewal fees have been paid and all necessary documents and certificates have been filed with the relevant governmental body for the purpose of maintaining such patent; (ii) to Seller’s knowledge, Seller is currently in compliance with all formal material legal requirements with respect to such patent (including payment of filing, examination and maintenance fees and proofs of use); and (iii) such patent is not subject to any unpaid maintenance fees or taxes. All applications for patents for the Assets have been prosecuted in material compliance with all laws, rules and regulations applicable to the prosecution of applications for issuance or registration of patents.

Section 3.04 Legal Proceedings; Governmental Orders. There are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller’s knowledge, threatened against or by Seller: (i) relating to or affecting the Assets; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. No issuance or registration obtained and no application filed by Seller has been cancelled, abandoned, allowed to lapse or not renewed. No act has been done or omitted to be done by Seller, which has, had or would reasonably be expected to have the effect of (a) impairing or dedicating to the public, or entitling any person or entity to cancel, forfeit, modify or consider abandoned, any Asset. To the knowledge of Seller: (x) there is no basis for any claim that any Asset is invalid or unenforceable, and there has been no conduct of Seller that could render any Asset (including any claim in any patent) invalid or unenforceable; and (y) there are no materials, information, facts or circumstances, including any materials, information, facts or circumstances that would constitute prior art, that would or reasonably could be expected to materially or adversely affect any pending application for any patent that is an Asset or render any patent that is an Asset invalid or unenforceable.

Section 3.05 Compliance with Laws. Seller is in compliance with all Laws applicable to the ownership and use of the Assets.

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Section 3.06 No Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

ARTICLE IV
Representations and warranties of buyer

Buyer represents and warrants to Seller that the statements contained in this ARTICLE IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement and the Transaction Documents constitute legal, valid, and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

Section 4.02 No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by-laws, or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice, declaration, or filing with or other action by any Person or require any permit, license, or Governmental Order.

Section 4.03 Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.04 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

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ARTICLE V
Covenants

Section 5.01 Public Announcements. Unless otherwise required by applicable Law, no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.02 Non-Competition.

(a) For a period of twenty-four months commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit any of his affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the development and/or commercialization of products competitive with the Sureset catheter securement and stabilization devices (the “Restricted Business”) in the United States, any member state of the European Union, the United Kingdom and/or India (the “Territory”); (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Buyer, or any other Person who has a material business relationship with the Buyer, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

Seller acknowledges that a breach or threatened breach of this Section 5.02 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond). Seller acknowledges that the restrictions contained in this Section 5.02 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.02 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable law. The covenants contained are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.]

Section 5.03 Transfer Taxes. All sales, use, registration, and other such taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any tax return or other document with respect to such taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

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Section 5.04 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VI
Indemnification

Section 6.01 Survival. All representations, warranties, covenants, and agreements contained herein and all related rights to indemnification shall survive the Closing for a period of eighteen months.

Section 6.02 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VI, Seller shall indemnify and defend each of Buyer and its affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, any and all direct and actual losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys’ fees (collectively, “Losses”), incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto; and

(c) any Third Party Claim based upon, resulting from, or arising out of the business, operations, properties, assets, or obligations of Seller or any of his affiliates (other than the Assets) conducted, existing, or arising on or prior to the Closing Date. For purposes of this Agreement, “Third Party Claim” means notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an affiliate of a party to this Agreement or a representative of the foregoing.

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Notwithstanding the foregoing, the indemnification provided hereunder shall not apply to special, incidental, speculative, or indirect damages.

Section 6.03 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VI, Buyer shall indemnify and defend the Seller against, and shall hold him harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Seller based upon, arising out of, or with respect to:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, any other Transaction Document, or any schedule, certificate, or exhibit related thereto, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); and

(b) any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement.

Section 6.04 Indemnification Procedures. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other party (the “Indemnifying Party”). In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a Person who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

Section 6.05 Cumulative Remedies. The rights and remedies provided in this ARTICLE VI are cumulative and are in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise.

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ARTICLE VII
Miscellaneous

Section 7.01 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 7.02 Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:	1233 Hague Avenue St. Paul, MN 55101 Email: larkinskemp@me.com

If to Buyer:	600 Suffolk Street, Suite 250 Lowell, MA 01854 Email: rrudelius@medicametrix.com Attention: Robert Rudelius

with a copy to:	3rd Gen Law Group, LLP 1735 17th Street, NW Washington, DC 20009 Email: stephanie.fiesta@3rdgenlaw.com Attention: Stephanie Fiesta, Esq.

Section 7.03 Interpretation; Headings. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 7.04 Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement.

Section 7.05 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

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Section 7.06 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. Any purported assignment in violation of this Section shall be null and void. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 7.07 Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto.

Section 7.08 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). Any legal suit, action, proceeding, or dispute arising out of or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may be instituted in the federal courts of the United States of America or the courts of the State of Delaware in each case located in the city of Wilmington, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, proceeding, or dispute.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING ANY EXHIBITS AND SCHEDULES ATTACHED TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (II) EACH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) EACH PARTY MAKES THIS WAIVER KNOWINGLY AND VOLUNTARILY; AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 7.09 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, email, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

By	/s/ Daniel Larkin
Daniel Larkin

MedicaMetrix, Inc.

By	/s/ Robert Rudelius
Robert Rudelius
Chief Executive Officer

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EXHIBIT A

Assets

1.	United States Patent 9,878,129 entitled “Infusion site retainer for maintaining infusion tubing” issued January 30, 2018.
2.	The invention of the second generation securement device described in file number L534.115.101 of the law firm Dicke, Billig & Czaja, PLLC.
3.	All rights of any kind whatsoever of Seller accruing under any of items 1 and 2 above provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world.
4.	Subject to the Development and Payment Agreement, any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of items 1 and 2 above.
5.	Any and all claims and causes of action with respect to any of items 1 and 2 above, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

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EXHIBIT B

[Assignment and Assumption Agreement]

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EXHIBIT C

[Consulting Agreement]

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EXHIBIT D

[Development and Payment Agreement]

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